Exhibit 10.38

FOURTH AMENDMENT TO THE
TRIMAS CORPORATION
2006 LONG TERM EQUITY INCENTIVE PLAN

Pursuant to Section 11.8 of the TriMas Corporation 2006 Long Term Equity Incentive Plan (the “2006 Equity Plan”) and resolutions adopted by the Compensation Committee of TriMas Corporation (the “Corporation”) on September 10, 2008, effective September 10, 2008, the 2006 Equity Plan is hereby amended for Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as set forth below:

1.             Subsection (h) “Cause” of Section 1.4 shall be amended and restated to read as follows:

               (h)           “Cause” means (i) a Participant’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Corporation or its Subsidiaries conduct business; (ii) a Participant’s willful failure or refusal to perform his or her duties to the Corporation or its Subsidiaries and failure to cure such breach within thirty (30) days following written notice thereof from the Corporation; (iii) a Participant’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board; or (iv) a Participant’s breach of fiduciary duty to the Corporation or its Subsidiaries for personal profit.  Any failure by the Corporation or a Subsidiary to notify a Participant after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

2.            Subsection 2.4(a)(i) of Section 2.4 “Payment for Option Shares” shall be amended and restated to read as follows:

               (i)  delivery to the Corporation of outstanding shares of Common Stock on such terms and conditions as may be specified in the Participant’s Agreement;

3.             Subsection (c) of Section 2.4 “Payment for Option Shares” shall be amended by the addition of the following sentence at the end of the paragraph to read as follows:

Provided; however, that a buy-out shall not be permitted unless the per share Fair Market Value of the Corporation’s Common Stock on the date of the buyout exceeds the per share exercise price of the Option.

4.             Subsection (iii) shall be added to Section 5.2(b) “Terms of Performance Awards” to read as follows:

               (iii)          Payment of a Performance Award shall be made following a determination by the Administrator that the performance targets were attained and shall be paid within 2-1/2 months after the later of the end of the fiscal or

5.            The last sentence in Section 9.2 “Restricted Stock and Restricted Stock Units” shall be amended and restated in its entirety to read as follows:

The Administrator shall not waive any restrictions on a Code Section 162(m) Restricted Stock or Restricted Stock Unit Award, but the Administrator may provide in a Participant’s Code Section 162(m) Restricted Stock or Restricted Stock Unit Agreement or otherwise that upon the Employee’s termination of employment due to (a) death, (b) Disability or (c) for Awards with performance periods commencing before January 1, 2009, involuntary termination by the Corporation without Cause (as determined by the Administrator) prior to the attainment of the associated performance goals and restrictions, that the performance goals and restrictions shall be deemed to have been satisfied on terms determined by the Administrator

6.             The last sentence in Section 9.3 “Performance Awards” shall be amended and restated to read as follows:

Notwithstanding the foregoing, the Administrator shall not waive any restrictions on a Code Section 162(m) Performance Award, but the Administrator may provide in a Participant’s Code Section 162(m) Performance Share Agreement or otherwise that upon the Employee’s termination of employment due to (a) death, (b) Disability or (c) for Awards with performance periods commencing before January 1, 2009, involuntary termination by the Corporation without Cause (as determined by the Administrator), prior to the attainment of the associated performance goals and restrictions, that the performance goals and restrictions shall be deemed to have been satisfied on terms determined by the Administrator.

7.             Section 9.5 “Other Provisions” shall be amended by the addition of a new sentence at the end of the paragraph to read as follows:

For purposes of Code Section 409A, a leave of absence shall not be considered a termination of employment if the leave duration either is six (6) months or less (up to twenty-nine (29) for disability) or reemployment upon expiration of such leave is guaranteed by statute or contract.

8.             The second sentence of Section 11.7 “Withholding Taxes” shall be amended and restated to read as follows:

To fulfill the withholding obligation, a Participant may tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes.

9.             Section 11.9 “Code Section 409A” shall be amended by the addition of the following sentence at the beginning of the paragraph to read as follows:

Between January 1, 2005 and the effective date of this Amendment, the Plan was administered in good faith compliance under Code Section 409A, taking into account the statutory language, legislative history and interim guidance issued by the Internal Revenue Service relating to Code Section 409A.

10.           Section 11.9 “Code Section 409A” shall be amended by the addition of the following sentences at the end of the paragraph to read as follows:

Although payments under the Plan are intended to be exempt from or in compliance with Code Section 409A and the provisions of the Plan are to be construed accordingly, in no event shall the Corporation or a Subsidiary be responsible for any tax or penalty owed by a Participant or Beneficiary with regard to Plan payments.

This FOURTH Amendment to the TriMas Corporation 2006 Long Term Equity Incentive Plan is hereby adopted on the 10th day of September, 2008.

TRIMAS CORPORATION

By:	/s/ Joshua A. Sherbin
Joshua A. Sherbin
Its:	Vice President, Secretary and General Counsel